EXHIBIT 10.3

AMENDMENT NO. 1 TO
THE PMI GROUP, INC.
SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN
(Amended and Restated as of September 1, 2007)

THE PMI GROUP, INC., having adopted The PMI Group, Inc. Supplemental Employee Retirement Plan (the “Plan”) effective as of April 1, 1995, and amended and restated the Plan in its entirety effective as of September 1, 2007, hereby amends the restated Plan as follows:

1. Effective as of January 1, 2008, Section 1.23 is amended by adding a new sentence at the end of the Section to read as follows:

“Notwithstanding any contrary Plan provisions, such Trust shall at all times be located within the jurisdiction of the United States and shall not at any time subsequently be transferred outside of such United States jurisdiction.”

2. Effective as of January 1, 2008, the last sentence of Section 3.02(a) is amended to read as follows:

“Notwithstanding the foregoing, and notwithstanding any contrary provision of the Retirement Plan, “Compensation,” for purposes of determining a Participant’s Final Average Compensation, shall mean Compensation as defined under the Retirement Plan.”

3. Effective as of January 1, 2005, the second sentence of Section 4.01 is deleted and the following sentences are substituted therefore:

“Such payment shall be made on the first day of the calendar month that immediately follows the Participant’s Separation from Service (the “Original Payment Date”) or as soon as administratively practicable thereafter; provided however, that in no event will payment be made later than (a) the end of the Participant’s taxable year that includes the Original Payment Date, or (b) if later, the fifteenth (15th) day of the third calendar month immediately following the Original Payment Date. In no event, however, shall the Participant be permitted, directly or indirectly, to designate the taxable year of such payment.”

4. Effective as of August 17, 2006, Section 4.09 is amended in its entirety to read as follows:

“4.09 Contributions to Trust Upon a Change in Control Event.

(a) Upon a Change in Control Event and by the fifteenth (15th) business day following the end of each calendar month of each Plan year thereafter, the Employer shall irrevocably deposit cash (or its equivalent) to a Trust for the investment of benefits payable under the Plan to or on account of each Participant. However, any contributions made to the Trust in respect of each Participant shall remain subject to the claims of the general creditors of the Employers. Nothing contained in this Section 4.09 shall give any Participant or beneficiary any interest in or claim against any specific assets of the Company.

(b) Notwithstanding the foregoing, if the Employer transfers funds into the Trust for purposes of paying benefits to any current or former “Covered Employee” (as defined below) during a “Restricted Period” (as defined below), the Employer shall subject the Covered Employee to immediate income tax on funds and any applicable penalties under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any applicable state tax laws, regardless of whether such funds remain subject to the general creditors of the Employer.

(1) The Employer’s “Covered Employees” are the top five covered employees under section 162(m)(3) of the Code or any Employer executive subject to section 16(a) of the Securities Exchange Act of 1934, as amended.

(2) The term “Restricted Period” shall be determined in accordance with section 409A(b)(3)(B) of the Code.”

IN WITNESS WHEREOF, The PMI Group, Inc., by its duly authorized officer, has executed this Amendment No. 1 to the restated Plan as of the date specified below.

THE PMI GROUP, INC.

Date: November 20, 2008	By /s/ Charles Broom

Charles Broom Senior Vice President, Human Resources